Exhibit 99.1

              iBasis Reports Record Revenue, Margin and
                Traffic Volume for Second Quarter 2004

    BURLINGTON, Mass.--(BUSINESS WIRE)--July 21, 2004--

    Company Achieves Goal of Positive Cash Flow; Continues Rapid
Growth in Retail Prepaid Business; Completes Debt Refinancing

    iBasis, Inc. (OTCBB: IBAS), a leader in international long distance, VoIP, and prepaid calling cards, today announced results for the second quarter ended June 30, 2004.
    Revenue for the second quarter of 2004 was $61.2 million, compared to $39.1 million for the second quarter of 2003. Net loss for the second quarter of 2004 was $5.9 million, or $(0.13) per share, compared to net loss for the second quarter of 2003 of $5.5 million, or $(0.12) per share.
    Excluding debt refinancing charges and gains on debt exchanges, net loss for the second quarter of 2004 was $3.5 million, or $(0.08) per share, compared to net loss for the second quarter of 2003 of $9.2 million, or $(0.21) per share.

    Highlights of the second quarter include:

    --  Completed refinancing of $62.5 million in debt;

    -- Increased cash and achieved positive cash flow from operations;

    --  Achieved fourth consecutive quarter of revenue growth;

    --  Increased revenue 56% over Q2 2003 revenue and 7% over Q1
        2004; and

    -- Increased Prepaid and Enhanced Services (PES) revenue 100% over Q1 2004.

    "We achieved two of our three all-important goals: positive cash flow by mid-2004, and debt refinancing. We expect to achieve the third goal, profitability, by year-end.
    "The debt refinancing is the culmination of a three-year effort to strengthen our balance sheet, during which we have reduced our debt by almost $147 million through bond exchanges and repurchases," said Ofer Gneezy, president and CEO of iBasis. "We extended the maturity dates significantly and created the very real potential to convert all of our debt to equity, which would eliminate the debt and interest payments entirely."
    "Once again, we achieved tremendous sequential growth in the PES business, more than doubling the Q1 revenue. We continue to have a substantial competitive advantage as a result of our international network and our superior quality of service. By leveraging The iBasis Network(TM) and our sophisticated back office systems, the PES business is driving a transformation towards a balance between PES and our wholesale business in margin contribution.


   ($ in millions)    Wholesale VoIP       PES           Total
-------------------------------------------------------------------
Revenue                   $53.5           $7.7          $61.2
-------------------------------------------------------------------
Gross Margin(a)           $7.7            $1.4           $9.1
-------------------------------------------------------------------
Gross Margin %            14.5%           17.8%          14.9%

(a) Net Revenue less Data Communications and Telecommunications costs.

    Key Indicators

    Minutes of use on The iBasis Network(TM) in the second quarter 2004 rose to 1.1 billion minutes, a 30% increase over the 854 million minutes carried in the second quarter 2003, and an 8% increase over the 1 billion minutes in the first quarter 2004. Average revenue per minute continued to be relatively stable at 5.5 cents per minute in the second quarter 2004, down from 5.6 cents per minutes in the first quarter 2004. Average revenue per minute is based on our reported net revenue divided by the minutes of traffic for the applicable period.

    Operational Milestones

    In the second quarter 2004, Tier One carrier customers generated approximately 44% of iBasis Wholesale VoIP revenue, compared to 52% of Wholesale VoIP revenue in Q1 2004. Five of the top ten iBasis customers during the quarter were Tier One carriers. Overseas-originated calls accounted for 42% of revenue in the second quarter of 2004, compared to 45% of revenue in the first quarter 2004.
    iBasis ended the second quarter with 277 customers, up from 263 at the end of the first quarter. New customers announced during the quarter included Golden Telecom, a leading alternative provider of integrated telecommunications and Internet services in major cities of Russia and other countries of the Commonwealth of Independent States
(CIS), and Telekom Malaysia, the national carrier of Malaysia. Both of these customers benefited from the iBasis DirectVoIP(TM) service, which enables cost-efficient direct VoIP interconnections with The iBasis Network for the exchange of international phone calls using VoIP equipment from a large selection of vendors.
    Also, during the quarter iBasis announced that for the third year in a row it has been ranked by carriers as the world's best international wholesale carrier in the 2004 International Wholesale Report Card, the industry reference survey published annually by independent telecommunications research and advisory firm ATLANTIC-ACM.

    Debt Refinancing

    In June, iBasis completed a refinancing of $62.5 million in debt. As a result of an exchange offer, $37.3 million of the Company's 5 3/4% Convertible Subordinated Notes due in March 2005, representing approximately 98% of the total amount outstanding, were tendered for the same principal amount of new 6 3/4% Convertible Subordinated Notes due in June 2009. The new notes are convertible into the Company's Common Stock at $1.85 per share. Approximately $0.9 million of the original notes was not tendered for exchange and remains outstanding.
    Simultaneous with the exchange offer, the Company prepaid all $25.2 million of its 11 1/2% Senior Secured Notes due in January 2005 for cash equal to the principal amount plus accrued but unpaid interest and warrants exercisable for 5,176,065 shares of the Company's Common Stock at $1.85 per share. The Company issued $29.0 million of new 8% Secured Convertible Notes due in June 2007, of which $25.2 million was used to finance the prepayment of the 11 1/2% Senior Secured Notes. The new notes are convertible into shares of the Company's Common Stock at $1.85 per share.
    As a result of a debt exchange in 2003, all of the interest on the $25.2 million of 11 1/2% Senior Secured Notes due in January 2005 was accounted for as a reduction of the gain on the debt exchange and not charged to the statement of operations as interest expense over the term of the debt. The interest on the $29.0 million of new 8% Secured Convertible Notes due in June 2007 will be recorded as a charge to the statement of operations. Although the refinancing resulted in a reduction in the Company's annual cash interest payments, it will result in an increase in interest expense on the statement of operations in the future.

    Guidance

    The following statements are forward-looking and actual results may differ materially due to factors noted below, among others. The information provided in this financial outlook is as of July 21, 2004, and supersedes all previous guidance.
    The Company believes it will continue to be cash flow positive for the balance of 2004, it will achieve positive cash flow for the year, and, partially as a result of the increased interest expense resulting from the debt refinancing, it will now achieve positive net income in Q4 2004.

    About iBasis

    Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail international prepaid calling cards sold through major distributors. iBasis customers include many of the largest telecommunications carriers in the world, including ATT, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Telefonica, Telenor, and Telstra. The Company's prepaid calling cards are sold through retail stores in major metropolitan markets throughout the U.S. iBasis has carried more than nine billion minutes of international voice over IP (VoIP) traffic over its global Cisco Powered Network(TM), and is one of the ten largest carriers of international voice traffic in the world(1). For three consecutive years service providers have named the Company as the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). iBasis was also ranked the #1 fastest-growing technology company in New England in the 2002 and 2003 Technology Fast 50 programs sponsored by Deloitte & Touche. The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Assured Quality Routing, ConnectPoint, and iBasis are registered marks, DirectVoIP, The iBasis Network, Internet Central Office,
Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement, profitability, future capital expenditures, and cash flows constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in the Company's most recent Forms 10-K and 10-Q, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

    Use of Non-GAAP Financial Data

    The Company provides certain financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute, which the Company believes provides useful information, to both its management and investors, about the Company's current performance.

    (1)Telegeography 2004 data compared with iBasis annualized Q1 2004 traffic volume.

    (2)ATLANTIC-ACM International Wholesale Carrier Report Card -
2002, 2003, & 2004.



                             iBasis, Inc.
                      Consolidated Balance Sheets
                             (In thousands)


                                                June 30,  December 31,
                                                  2004        2003
                                               ---------- ------------
                                               (Unaudited)
                    Assets

Cash and cash equivalents                          $18,217    $17,270
Accounts receivable, net                            25,692     21,767
Prepaid expenses and other current assets            2,875      5,295
Property and equipment, net                         11,817     17,175
Deferred debt financing costs, net                     191        326
Long term investment in non-marketable
 security                                              ---      5,000
Other assets                                           358        705
                                               ------------ ----------

    Total assets                                   $59,150    $67,538
                                               ============ ==========

    Liabilities and Stockholders' Deficit

Accounts payable                                   $24,510    $19,902
Accrued expenses                                    13,875     18,652
Deferred revenue                                     3,421        417
Current portion of long term debt                    4,023      2,097
Long term debt, net of current portion              66,285     65,829
Other long term liabilities                          1,200      2,749
                                               ------------ ----------

    Total liabilities                              113,314    109,646

Stockholders' deficit:
  Common stock                                          48         46
  Treasury stock, at cost                             (341)      (341)
  Additional paid-in capital                       373,590    370,393
  Accumulated deficit                             (427,461)  (412,206)
                                               ------------ ----------

    Total stockholders' deficit                    (54,164)   (42,108)
                                               ------------ ----------

    Total liabilities and stockholders'
     deficit                                       $59,150    $67,538
                                               ============ ==========

                             iBasis, Inc.
                 Consolidated Statements of Operations
                            (In thousands)

                                                  Three Months Ended
                                                       June 30,
                                                ----------------------
                                                      2004      2003
                                                ------------ ---------

                                                      (Unaudited)
Net revenue                                        $ 61,175  $ 39,119

Cost and operating expenses:
     Data communications and
      telecommunications (excluding
      depreciation and amortization)                 52,066    33,370
     Research and development                         3,542     3,442
     Selling and marketing                            2,131     1,903
     General and administrative                       3,266     2,820
     Depreciation and amortization                    2,787     5,749
     Non-cash stock-based compensation                  ---        28

                                                ------------ ---------
       Total costs and operating expenses            63,792    47,312
                                                ------------ ---------

Loss from operations                                 (2,617)   (8,193)

     Interest expense, net                             (795)     (930)
     Gain on bond repurchases and exchanges             ---     3,716
     Other expenses, net                                (66)      (98)
     Loss on long-term non-marketable
      security                                          ---       ---
     Debt refinancing charges:
         Transaction costs                           (1,954)      ---
         Additional interest expense, net              (481)      ---
                                                ------------ ---------

Net loss                                            $(5,913)  $(5,505)
                                                ======================

Basic and diluted net loss per share:
  Basic                                              $(0.13)   $(0.12)
                                                ============  ========
  Diluted                                            $(0.13)   $(0.12)
                                                ============  ========

Weighted average common shares outstanding:
  Basic                                              46,287    44,652
                                                ============ =========
  Diluted                                            46,287    44,652
                                                ============ =========

                             iBasis, Inc.
                 Consolidated Statements of Operations
                            (In thousands)

                                                   Six Months Ended
                                                        June 30,
                                                  --------------------
                                                      2004      2003
                                                  ---------- ---------

                                                      (Unaudited)
Net revenue                                       $ 118,183  $ 80,960

Cost and operating expenses:
     Data communications and telecommunications
      (excluding depreciation and amortization)     100,656    68,297
     Research and development                         7,080     7,125
     Selling and marketing                            4,132     3,896
     General and administrative                       6,219     5,329
     Depreciation and amortization                    6,311    11,862
     Non-cash stock-based compensation                  ---        57

                                                  ---------- ---------
       Total costs and operating expenses           124,398    96,566
                                                  ---------- ---------

Loss from operations                                 (6,215)  (15,606)

     Interest expense, net                           (1,520)   (2,287)
     Gain on bond repurchases and exchanges             ---    16,615
     Other expenses, net                                (85)     (195)
     Loss on long-term non-marketable security       (5,000)      ---
     Debt refinancing charges:
         Transaction costs                           (1,954)      ---
         Additional interest expense, net              (481)      ---
                                                  ---------- ---------

Net loss                                           $(15,255)  $(1,473)
                                                  ====================

Basic and diluted net loss per share:
  Basic                                           $   (0.33) $  (0.03)
                                                  ==========  ========
  Diluted                                         $   (0.33) $  (0.03)
                                                  ==========  ========

Weighted average common shares outstanding:
  Basic                                              45,674    44,651
                                                  ========== =========
  Diluted                                            45,674    44,651
                                                  ========== =========




    CONTACT: iBasis, Inc.
             Media:
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             iBasis, Inc.
             Investors:
             Richard Tennant, 781-505-7409
             ir@ibasis.net